Exhibit 3

Lock-up Agreement

Merus B.V.

Public Offering of Common Shares

September 4, 2015

Citigroup Global Markets Inc.

Jefferies LLC

As Representatives of the several Underwriters,

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o Jefferies LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This letter (the “Lock-Up Agreement”) is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between Merus B.V., a limited liability company incorporated under the laws of the Netherlands (the “Company”), and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering (the “Offering”) of Common Shares, nominal value €0.05 per share (the “Common Shares”), of the Company.

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc. (“Citigroup”) and Jefferies LLC (“Jefferies”), offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission (the “SEC”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder with respect to, any Common Shares of the Company or any securities convertible into, or exercisable or exchangeable for such Common Shares, which are owned by the undersigned or may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Locked-Up Securities”), or publicly announce an intention to effect any such transaction, for a period from the date hereof until 180 days after the date of the Underwriting Agreement (the “Lock-Up Period”). If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed Common Shares the undersigned may purchase in the Offering.

Notwithstanding the foregoing, the undersigned may transfer the undersigned’s Locked-Up Securities, or publicly announce an intention to effect any such transaction:

(i)	as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein,

(ii)	to any member of the immediate family of the undersigned or any trust or other legal entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the transferee agrees to be bound in writing by the restrictions set forth herein,

(iii)	by will or intestacy, provided that the transferee agrees to be bound in writing by the restrictions set forth herein,

(iv)	to the Company upon the vesting or exercise of an option or other award granted under a stock incentive plan or stock purchase plan of the Company described in the Prospectus (as defined in the Underwriting Agreement) or the conversion or exercise of a warrant of the Company described in the Prospectus (in each case, by way of “net” exercise in accordance with their terms, and/or to cover withholding tax obligations in connection with such exercise, but for the avoidance of doubt, excluding all manners of exercise that would involve a sale to a third party of any securities, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise), provided that any such Common Shares received upon such vesting or exercise shall be subject to the terms of this Lock-Up Agreement,

(v)	to the Company, or have Common Shares withheld by the Company, solely in connection with the payment of taxes due with respect to the vesting of restricted stock granted under a stock incentive plan or pursuant to a contractual employment arrangement described in the Prospectus,

(vi)	in connection with an exercise of an option granted under any stock incentive plan or stock purchase plan of the Company, described in the Prospectus, provided that the underlying Common Shares shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement,

(vii)	acquired in the Offering (other than issuer-directed Common Shares purchased by officers or directors in the Offering) or in open market transactions after the Offering,

(viii)	to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the undersigned or its affiliates, provided that the transferee agrees to be bound in writing by the restrictions set forth herein and that no public disclosures or filing under the Exchange Act shall be required, or made voluntarily,

(ix)	as part of a distribution, transfer or disposition by the undersigned to its limited or general partners, members, stockholders or affiliates (as defined under Rule 12b-2 of the Exchange Act), provided that the transferee agrees to be bound in writing by the restrictions set forth herein and that any such transfer shall not involve a disposition for value and that any such transfer shall not involve a disposition for value, provided that no public disclosures or filing under the Exchange Act shall be required, or made voluntarily,

(x)	by operation of law, including pursuant to orders of a court or regulatory agency, a domestic order or negotiated divorce settlement,

(xi)	pursuant to any contractual arrangement described in the Prospectus in effect on the date of this Lock-Up Agreement that provides for the repurchase of the undersigned’s Common Shares by the Company in connection with the termination of the undersigned’s employment or other service relationship with the Company or the undersigned’s failure to meet certain conditions set out upon receipt of such Common Shares,

(xii)	in connection with the conversion of any convertible security into, or the exercise of any option or warrant for, Common Shares in connection with the consummation of the offering contemplated by the Underwriting Agreement in a manner consistent with the description of such conversion or exercise contained in the Prospectus, provided, that any such Common Shares received shall be subject to the terms of this Lock-Up Agreement, and

(xiii)	pursuant to a bona fide third-party tender offer for all outstanding shares of the Company, merger, consolidation or other similar transaction made to all holders of the Company’s securities involving a change of control of the Company (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Common Shares or other such securities in connection with such transaction, or vote any Common Shares or other such securities in favor of any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such securities held by the undersigned shall remain subject to the provisions of this Lock-Up Agreement;

provided that, in the case of a transfer pursuant to clause (iv) or (v) above, if the undersigned is required to make a filing under the Exchange Act reporting a reduction in beneficial ownership of Common Shares during the Lock-up Period, the undersigned shall include a statement in such report to the effect that the purpose of such transfer was to cover tax obligations of the undersigned in connection with such exercise.

Furthermore, nothing in this Lock-Up Agreement shall be deemed to prevent the undersigned from establishing any contract, instruction or plan (a “Plan”) pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Shares, provided that (a) such Plan does not provide for the transfer of Locked-Up Securities during the Lock-Up Period and (b) no filing under the Exchange Act nor any other public filing or disclosure of any such action shall be required or voluntarily made by any person during the Lock-Up Period.

If the undersigned is an officer or director of the Company, (i) Citigroup and Jefferies agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Common Shares, Citigroup and Jefferies will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Citigroup and Jefferies hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

In the event that, during the Lock-Up Period, Citigroup and Jefferies waive any prohibition on the transfer of any Locked-Up Securities held by any person or entity other than the undersigned, then Citigroup and Jefferies shall be deemed to have also waived, on the same terms, the prohibitions set forth in this Lock-Up Agreement that would otherwise have applied to the undersigned on a pro-rata basis with respect to the same proportion of the undersigned’s Locked-Up Securities as (x) the aggregate Locked-Up Securities held by such party receiving the waiver that is subject to the waiver bears to (y) the aggregate Common Shares held by such party. The provisions of this paragraph will not apply: (1) unless and until Citigroup and Jefferies have first waived more than 1% of the Company’s total outstanding Common Shares (determined as of the Closing Date for, and giving effect to, the Offering) from such prohibitions, (2) (a) if the release or waiver is effected solely to permit a transfer not involving a disposition for value and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer, or (3) if the release or waiver is granted to a holder of Locked-Up Securities in connection with an underwritten public offering, whether or not such offering is wholly or partially a secondary offering, of Common Shares pursuant to a registration statement under the Securities Act; provided that in the event of any release or waiver pursuant to this clause (3), the same percentage of the undersigned’s Locked-Up Securities (determined as set forth above) shall be released, but only for the purpose of participating in such offering. In the event that any percentage of such Locked-Up Securities released from the restrictions set forth in this Lock-Up Agreement are subject to any restrictions of the type set forth in this Lock-Up Agreement, the same restrictions shall be applicable to the release of the same percentage of the undersigned’s Locked-Up Securities. In the event that, as a result of this paragraph, any Locked-Up Securities held by the undersigned are released from the restrictions imposed by this Lock-Up Agreement, Citigroup and Jefferies shall use commercially reasonable efforts to notify the Company within two business days of the effective date of such release, and the Company, in turn, shall notify the undersigned within two business days thereafter that the same percentage of aggregate Locked-Up Securities held by the undersigned has been released from the restrictions set forth in this Lock-Up Agreement; provided that the failure to give such notice to the Company or the undersigned shall not give rise to any claim or liability against Citigroup or Jefferies.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Locked-Up Securities, except in compliance with the foregoing restrictions.

If (i) the Company, on the one hand, or Citigroup and Jefferies, on the other hand, notifies the other in writing that it does not intend to proceed with the Offering, (ii) the Company files an application to withdraw the registration statement related to the Offering, (iii) the Underwriting Agreement is not executed on or before February 28, 2016, or (iv) the Underwriting Agreement (other than the provisions thereof that survive termination) terminates or is terminated prior to the Closing Date (as defined in the Underwriting Agreement), then in each case, this Lock-Up Agreement shall automatically, and without any action on the part of any other party, terminate and be of no further force and effect, and the undersigned shall automatically be released from the obligations under this Lock-Up Agreement.

Yours very truly,

/s/ René Kuijten and Joachim Rothe
Signature

Coöperatief LSP IV U.A.

By: LSP IV Management B.V.

Title: Director

By: René Kuijten and Joachim Rothe

Title: Directors

April 5, 2016

Citigroup Global Markets Inc.

Jefferies LLC

As Representatives of the several Underwriters,

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o Jefferies LLC

520 Madison Avenue

New York, New York 10022

Re:	Extension of Lock-Up Agreement

Ladies and Gentlemen:

The undersigned has executed and delivered a “lock-up” agreement (the “Lock-Up Agreement”) to you, as Representatives of the several underwriters, in connection with the proposed initial public offering of common shares, nominal value €0.05 per share of Merus B.V., a limited liability company incorporated under the laws of the Netherlands (the “Company”). By signing below, the undersigned agrees that the penultimate paragraph of the Lock-Up Agreement is hereby deleted and replaced with the following:

“If (i) the Company, on the one hand, or Citigroup and Jefferies, on the other hand, notifies the other in writing that it does not intend to proceed with the Offering, (ii) the Company files an application to withdraw the registration statement related to the Offering, (iii) the Underwriting Agreement is not executed on or before September 30, 2016, or (iv) the Underwriting Agreement (other than the provisions thereof that survive termination) terminates or is terminated prior to the Closing Date (as defined in the Underwriting Agreement), then in each case, this Lock-Up Agreement shall automatically, and without any action on the part of any other party, terminate and be of no further force and effect, and the undersigned shall automatically be released from the obligations under this Lock-Up Agreement.”

All other terms and conditions of the Lock-Up Agreement shall remain in full force and effect. Capitalized terms used but not defined herein have the meanings set forth in the Lock-Up Agreement.

Executed as of the date first written above.

Yours very truly,

/s/ M. Kleijwegt and R.R. Kuijten
Name:	LSP IV Management B.V.
Title:	Managing Director
Name:	M. Kleijwegt and R.R. Kuijten
Title:	Managing Directors